CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-01061, No. 333-64984, and No. 333-253493) on Form S-8 of Mattel, Inc. of our report dated June 27, 2022, relating to the Statement of Net Assets Available for Benefits of Mattel Personal Investment Plan as of December 31, 2021, the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related supplemental information as of December 31, 2021, appearing in this Annual Report on Form 11-K of Mattel, Inc. Personal Investment Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP
Los Angeles, California
June 27, 2022

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